UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 21, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 963-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation

On October 21, 2008, KEMET Corporation (the “Company”) completed  the closing and funding of a new medium-term credit facility (the “Credit Facility”) in the principal amount of EUR 60.0 million with UniCredit Corporate Banking S.p.A., formerly UniCredit Banca d’Impresa S.p.A. (“UniCredit”), a financial institution headquartered in Italy and part of the Milan-based UniCredit Group.  Proceeds of the Credit Facility in the amount of EUR 50.0 million were used to pay off an existing short-term credit facility with UniCredit with a scheduled maturity date of December 2008; additional proceeds from the Credit Facility in the amount of EUR 10.0 million were applied to reduce the outstanding principal of the EUR 46.8 million short-term credit facility with UniCredit with a scheduled maturity date of April 2009 (the “April 2009 Facility”).  In addition, the Company made a cash payment out of the Company’s existing resources to UniCredit of EUR 1.8 million which was applied to further reduce the outstanding principal of the April 2009 Facility.

The Credit Facility is effective for a four and one-half year term, terminating on April 1, 2013.  Under the terms of the Credit Facility, the Company will repay the principal amount in nine equal, semi-annual installments with the first payment due in April 2009. The Credit Facility will be priced at EURIBOR plus 1.7 percent, and will be secured with land and real estate in Italy, certain accounts receivable in Europe, and a pledge of the shares of Arcotronics Italia S.p.A. and Arcotronics Industries S.r.l., two of the Company’s subsidiaries in Italy.

The Credit Facility contains default provisions which allow UniCredit to withdrawal from and/or terminate the Credit Facility, as well as to accelerate the payment of all outstanding amounts due or owing (including default interest), upon the occurrence of a “Significant Event”  (or, if curable, after 15 days from such Significant Event if it remains uncured).  Significant Events concerning the Company include nonpayment of the loan obligations, significant business interruption, bankruptcy, acceleration or mandatory prepayment under other material debt instruments, the release of an adverse opinion or the abstention from releasing an opinion by the Company’s independent auditors, or failure to fulfill any “Financial Covenants.”  The three Financial Covenants, the measurement of which commence June 30, 2009, are as follows:

1.  Fixed charge cover ratio ≥ 2.0 (the fixed charge cover ratio, which is measured every three months on a rolling twelve-month basis commencing June 30, 2009, is the “cash EBITDA” measurement described below, divided by interest expense);

2.  Minimum “cash” EBITDA = U.S. $60 million (EBITDA calculation, which is measured every three months on a rolling twelve-month basis commencing June 30, 2009, excludes earnings reductions for non-cash impairment charges or restructuring charge accruals, but includes earnings reductions for related cash payments);

3.  Maximum capital expenditure ≤ 100% of depreciation expense.

In the event of default of a Financial Covenant, UniCredit can, in lieu of termination, increase the Credit Facility’s interest rate to EURIBOR plus 2.5 percent.

The Credit Facility also contains mandatory prepayment provisions which require complete prepayment in the event that the Company sells substantially all of its assets or ceases to be traded on a regulated U.S. stock exchange. In addition, the Credit Facility contains partial prepayment provisions which require prepayment to the extent that a sale of Company assets exceeds U.S. $5 million, as well as prepayment to the extent of liquidation of certain intercompany loans.

The Company had previously announced the execution of the Credit Facility agreement in a September 29, 2008 press release.  In the same release, the Company announced receiving a commitment from UniCredit for a separate EUR 35.0 million credit facility (“Facility B”) structured as a factoring arrangement priced at EURIBOR plus 1.7 percent with repayment at maturity in December 2013.  The use of proceeds from Facility B will be used to pay off the remaining balance of the April 2009 Facility.  Closing on Facility B is expected to occur as soon as factoring mechanisms are put in place, but in any event no later than April 2009.

The material agreements concerning the Credit Facility, as well as a copy of the press release announcing the closing of the Credit Facility, are attached hereto as exhibits and are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Loan Agreement by Certified Private Agreement dated September 29, 2008 between UniCredit Corporate Banking S.p.A. and KEMET Corporation (English translation)

99.2	Mortgage Deed dated September 29, 2008 between UniCredit Corporate Banking S.p.A. and Arcotronics Industries S.r.l. (English translation)

99.3	Deed of Pledge of Stocks dated October 21, 2008 among UniCredit Corporate Banking S.p.A., KEMET Electronics Corporation and Arcotronics Italia S.p.A. (English translation)

99.4	Deed of Pledge of Shares dated October 21, 2008 among UniCredit Corporate Banking S.p.A., Arcotronics Italia S.p.A. and Arcotronics Industries S.r.l. (English translation)

99.5

Deed of Assignment of Credit for Guaranty Purposes dated October 21, 2008 among UniCredit Corporate Banking S.p.A., KEMET Corporation, KEMET Electronics Corporation, Arcotronics Italia S.p.A., Arcotronics Industries S.r.l., Arcotronics Hightech S.r.l. and Arcotronics Technologies S.r.l. (English translation)

99.6	Press Release, dated October 22, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2008

KEMET Corporation

By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer